Exhibit 99.1

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Brian J. Roney Chief Financial Officer (248) 358-1171	Leslie Loyet General Inquiries (312) 640-6672

FOR IMMEDIATE RELEASE
WEDNESDAY, DECEMBER 13, 2006

NORTH POINTE INSURANCE COMPANY RECEIVES
UPGRADE TO A- FROM A.M. BEST

SOUTHFIELD, MI – December 13, 2006 – North Pointe Holdings Corporation (Nasdaq: NPTE), a property and casualty insurer that markets both specialty commercial and personal insurance products, reported that A.M. Best Co. (Best) has increased the financial strength rating of its principle subsidiary, North Pointe Insurance Company (NPIC), to A- (Excellent) from B++ (Very Good). Simultaneously, Best has affirmed the financial strength rating of B+ (Very Good) for North Pointe Casualty Insurance Company; and has initiated a financial strength rating of B+ (Very Good) for Home Pointe Insurance Company, and upgraded the issuer credit rating of North Pointe Holdings Corp (NPHC) to bb+ from bb.

According to Best, “The upgrade of NPIC reflects its solid capitalization and operating performance, the balance sheet strength and financial flexibility of its parent holding company, as well as its consistently favorable loss reserve development.” Best also acknowledged the efforts of NPHC to decrease its property-catastrophe exposure in Florida in upgrading NPHC.

James Petcoff, chairman and chief executive officer commented, “We believe that Best’s actions reflect the culmination of our successful strategies. We are pleased to receive this recognition and feel that stronger ratings enhance our growth opportunities, and raise our profile within the industry. This is a direct tribute to the efforts of our many talented and devoted employees who have worked so diligently to execute North Pointe’s business plan.”

About the Company

North Pointe is a property and casualty insurance holding company whose subsidiaries market both specialty commercial and personal insurance products. With a focus on owner-operated businesses, the company is the nation’s largest insurer of independent bowling centers and the largest insurer of liquor liability insurance in Michigan.

For more information about North Pointe Holdings Corporation, please visit www.npte.com.